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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Date of Report:  August 15, 1997
               Date of Earliest Event Reported:  August 12, 1997

        TCI MUSIC, INC.  (Exact name of registrant as specified in its charter)


           State of Delaware (State or other jurisdiction of incorporation)


         000-22815                                      84-1380293
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(Commission File Number)                    (I.R.S. Employer Identification No.)


   5619 DTC Parkway, Englewood, Colorado                     80111
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(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:  (303) 267-5500

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ITEM 5.  OTHER EVENTS

       TCI Music, Inc. ("TCI Music"), TCI Music Acquisition Sub, Inc., a Florida corporation and a wholly-owned subsidiary of TCI Music ("Acquisition Sub"), and The Box Worldwide, Inc., a Florida corporation ("The Box"), have entered into an Agreement and Plan of Merger dated as of August 12, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, Acquisition Sub will be merged with and into The Box with The Box as the surviving corporation (the "Merger"). Outstanding shares of common stock of The Box will be converted into a number of shares of TCI Music Series A Convertible Preferred Stock ("Music Preferred Stock") based on the formula described below, and all common stock of The Box outstanding immediately after the Merger (the number of which will be equal to the number of outstanding shares of common stock of The Box outstanding immediately before the Merger) will be owned by TCI Music. Unless converted into shares of common stock of The Box or unless the holder thereof exercises dissenters' rights under the Florida Business Corporation Act (the "FBCA"), the 1,666,667 shares of 6% Convertible Redeemable Preferred Stock of The Box will remain outstanding after the Merger.

       Consummation of the Merger will be subject to the satisfaction or waiver of various conditions, including, among others, the approval of the Merger by shareholders of The Box holding more than 75% of its voting shares and receipt of governmental and other third-party approvals and consents.

       Common stock of The Box will be valued at $1.50 per share for purposes of the Merger, and each share of common stock of The Box will be convertible into the number of shares of Music Preferred Stock equal to the product of (i) $1.50 divided by the average trading price of the TCI Music Series A Common Stock ("Series A Common Stock") over a period of 20 consecutive trading days ending on the third trading day prior to the closing of the Merger and (ii) one-third. Assuming that none of the holders of common stock of The Box exercise dissenters' rights under the FBCA, and that no outstanding options, warrants or other rights to acquire common stock of The Box are exercised prior to the Merger, the aggregate value of the consideration to be paid to the holders of common stock of The Box would be approximately $36 million. Each share of Music Preferred Stock will initially be convertible at the option of the holder into three shares of Series A Common Stock, subject to certain anti-dilution adjustments, and will be entitled to the number of votes equal to the number of shares of Series A Common Stock into which the Music Preferred Stock is convertible on all matters submitted to TCI Music stockholders for a vote, voting together with the Series A Common Stock and Series B Common Stock of TCI Music. Unlike the shares of Series A Common Stock issued to former stockholders of DMX Inc., the shares of Series A Common Stock into which the Music Preferred Stock is convertible will not have any rights associated therewith pursuant to which the holders thereof will have the right to require Tele-Communications, Inc. to purchase their shares of Series A Common Stock.

       Three of The Box's shareholders, H.F. Lenfest, J. Patrick Michaels, Jr. and StarNet/CEA II Partners (the "Voting Shareholders") have entered into a Voting Agreement with TCI Music dated as of August 12, 1997 (the "Voting Agreement"). Pursuant to the Voting Agreement, the Voting Shareholders, who collectively beneficially own 59.2% of the outstanding shares of common stock of The Box, have agreed to vote such shares, which represent 55.4% of the
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voting stock of The Box, in favor of the adoption and approval of the Merger
Agreement and the Merger and to vote against any proposal that would compete or interfere with the Merger.

       The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       (a)    Financial Statements.

              None.

       (b)    Pro Forma Financial Information

              None.

       (c)    Exhibits:

              (2.1) Agreement and Plan of Merger, dated as of August 12, 1997, among TCI Music, Inc., TCI Music Acquisition Sub, Inc. and The Box Worldwide, Inc.

              (20.1) Press release dated August 13, 1997, regarding the Merger.
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                                   SIGNATURES

       Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 15, 1997


                                   TCI MUSIC, INC.
                                  (Registrant)


                                   By:  /s/ DAVID B. KOFF
                                        ------------------------------------
                                        David B. Koff, President

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                                 EXHIBIT INDEX

The following exhibits are filed herewith or are incorporated by reference herein (according to the number assigned to them in Item 601 of Regulation S-K) as noted:


       (2.1) Agreement and Plan of Merger, dated as of August 12, 1997, among TCI Music, Inc., TCI Music Acquisition Sub, Inc. and The Box Worldwide, Inc.

       (20.1) Press release dated August 13, 1997, regarding the Merger.